EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in Item 6 “Selected Financial Data”, and to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121244) pertaining to the Educate, Inc. 2003 Omnibus Stock Incentive Plan and the Educate, Inc. 2004 Omnibus Stock Incentive Plan of (i) our reports dated March 13, 2006 with respect to the consolidated financial statements and schedules of Educate, Inc., Educate, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Educate, Inc., and (ii) our report dated March 13, 2006 with respect to the combined financial statements and schedule of the Laureate pre-K-12 Business (Predecessor to Educate, Inc.), each included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Baltimore, Maryland

March 13, 2006

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